Exhibit 10.2

REVOLVING PROMISSORY NOTE

$20,000,000.00	Austin, Texas	March 10, 2005

This Revolving Promissory Note (the “Note”) is executed pursuant to that certain Loan Agreement (as amended, modified, restated or replaced from time to time, the “Loan Agreement”) dated March 10, 2005, by and between Staktek Holdings, Inc., a Delaware corporation (the “Borrower”) and Guaranty Bank (the “Bank”). Advances to be made hereunder by Bank shall be made in reliance upon each and all of the terms, conditions, representations, warranties, covenants and agreements of the Loan Agreement. In no event will Bank have any obligation to advance any proceeds of this Note unless Borrower fully satisfies all conditions thereto set forth in the Loan Agreement.

For value received, Borrower promises to pay to the order of Bank, at the office of Bank at 8333 Douglas Avenue, Dallas, Dallas County, Texas 75225 (or at such other place as Bank may hereafter direct Borrower), the principal sum of TWENTY MILLION AND 00/100 DOLLARS ($20,000,000.00), or the aggregate amount of all unpaid advances made hereunder, whichever is the lesser, together with interest on the outstanding portion thereof for the period such sums are unpaid, as hereinafter provided, on or before the Maturity Date.

1. Definitions. Capitalized terms which are used in this Note and are not otherwise defined are used with the meanings provided for them in the Loan Agreement, unless the context clearly requires otherwise. As used in this Note, the following terms shall have the meanings indicated opposite them:

“Additional Costs” — Any costs, losses or expenses incurred by Bank which it determines are attributable to its making or maintaining the Loan, or its obligation to make any Loan advances, or any reduction in any amount receivable by Bank under the Loan or this Note.

“Applicable Margin” — The following percentages per annum, based upon the Borrower’s Deposit/Sweep Balances:

Pricing Level	Deposit/Sweep Balances	Commercial Based Rate MINUS	LIBOR Based Rate PLUS
Level 1	$5MM <$10MM	0.50%	160 bps
Level 2	$10MM <$15MM	0.50%	155 bps
Level 3	$15MM <$20MM	0.50%	150 bps
Level 4	$20MM <$30MM	0.75%	145 bps
Level 5	$30MM <$50MM	0.75%	140 bps
Level 6	$50MM	1.00%	125 bps

Any increase or decrease in the Applicable Margin resulting from a change in Borrower’s

Deposit/Sweep Balances shall become effective as of the first Business Day following the date a change in Borrower’s Deposit/Sweep Balances occurs that effects such a change in the Applicable Margin.

“Applicable Rate” — The Commercial Based Rate as to that portion of the Principal Amount bearing interest at the Commercial Based Rate and the LIBOR Based Rate as to each LIBOR Amount.

“Commercial Based Rate” — The Base Rate, minus the Applicable Margin per annum. The Borrower understands that the Commercial Based Rate may not be the lowest rate of interest charged to or paid by customers of Bank or of any other financial institution, that the Commercial Based Rate is not necessarily more favorable than another rate or index, and that rates on other loans or credit facilities may be based on indices other than the Commercial Based Rate.

“Interest Period” — The period during which interest at the LIBOR Based Rate, determined as provided in this Note, shall be applicable to the LIBOR Rate Request Amount in question, provided, however, that each such period shall be either one (1) month, two (2) months or three (3) months which shall be measured from the date specified by Borrower in each LIBOR Rate Request for the commencement of the computation of interest at the LIBOR Based Rate, to the numerically corresponding day in the calendar month in which such period terminates (or, if there be no numerical correspondent in such month, or if the date selected by Borrower for such commencement is the last LIBOR Business Day of a calendar month, then the last LIBOR Business Day of the calendar month in which such period terminates, or if the numerically corresponding day is not a LIBOR Business Day then the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day enters a new calendar month, in which case such period shall end on the next preceding LIBOR Business Day); in no event shall any such period be selected which extends beyond the Maturity Date.

“LIBOR Amount” — Each portion of the Principal Amount bearing interest at an applicable LIBOR Based Rate pursuant to a LIBOR Rate Request.

“LIBOR Based Rate” — With respect to any LIBOR Amount, the LIBOR Rate plus the Applicable Margin.

“LIBOR Business Day” — Any day on which commercial banks are open for domestic and international business (including dealings in U.S. Dollar deposits) in New York City, New York and Dallas, Texas.

“LIBOR Rate” — The rate per annum determined by Bank (rounded upward, if necessary, to the nearest 1/16 of 1%) equal to the offered rate (and not the bid rate) for deposits in U.S. Dollars of amounts comparable to the LIBOR Rate Request Amount for the same period of time as the Interest Period selected by Borrower in the LIBOR Rate Request, as set forth on the LIBOR Reference Source at approximately 10:00 a.m. (Dallas, Texas time) on the first day of the applicable Interest Period.

“LIBOR Rate Request” — Borrower’s telephonic notice (to be promptly confirmed in writing by Borrower which must be received by Bank before such LIBOR Rate Request will be put into effect by Bank), to be received by Bank by 12:00 o’clock Noon (Dallas, Texas time) three (3) LIBOR Business Days prior to the LIBOR Business Day specified in the LIBOR Rate Request for the commencement of the Interest Period, evidencing (i) Borrower=s election to have (a) all or any portion of the Principal Amount which is not then the subject of an Interest Period (other than an Interest Period which is terminating on such LIBOR Business Day), and/or (b) all or any portion of any advance of Loan proceeds which is to be made on such LIBOR Business Day, bear interest at the LIBOR Based Rate, and (iii) specifying the Interest Period desired by Borrower in respect of the amount specified.

“LIBOR Rate Request Amount” — The amount, to be specified by Borrower in each LIBOR Rate Request, which Borrower desires to bear interest at the LIBOR Based Rate and which shall in no event be less than $100,000.00 and, at Bank’s option, incremental amounts of $100,000.00 each.

“LIBOR Reference Source” — The display for LIBOR rates appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. Dollars at approximately 11:00 a.m. (London Time), for a term comparable to such Interest Period.

“Loan” — The revolving loan to be made to Borrower by Bank pursuant to Section 1(a) of the Loan Agreement and evidenced hereby.

“Loan Agreement” — The Loan Agreement dated March 10, 2005, between Bank and Borrower pursuant to which the Loan is being made, and any amendments, modifications, restatements, or replacements thereof.

“Loan Documents” — The Loan Agreement, this Note, and all other documents, agreements, and certificates executed and delivered by any person or entity in connection with any thereof, and any and all amendments thereto and modifications thereof.

“Maturity Date” — March 9, 2006, being the date this Note becomes due and payable in its entirety.

“Note” — This Revolving Promissory Note in the original principal amount of $20,000,000.00 executed by Borrower and payable to the order of Bank and any and all renewals, extensions and rearrangements thereof.

“Obligated Parties” — Borrower and any endorser, guarantor, surety or other person liable for the payment of this Note.

“Principal Amount” — That portion of the Loan evidenced hereby as is from time to time unpaid and outstanding.

“Regulation D” — Regulation D of the Board of Governors of the Federal Reserve System, as from time to time amended or supplemented.

“Regulation” — With respect to the charging and collecting of interest at the LIBOR Based Rate, any United States federal, state or foreign laws, treaties, rules or regulations whether now in effect or hereinafter enacted or promulgated (including Regulation D) or any interpretations, directives or requests applying to a class of depository institutions including Bank under any United States federal, state or foreign laws or regulations by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Reserve Requirement” — The average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion U.S. Dollars against “Eurocurrency Liabilities,” as such quoted term is used in Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulation against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in this Note, or (ii) any category of extensions of credit or other assets which includes loans the interest rates on which is determined on the basis of rates referred to in the definition of “LIBOR Rate” set forth above.

2. Interest.

2.1 As herein provided, the unpaid Principal Amount of this Note (or portions thereof) from time to time outstanding shall bear interest prior to maturity at the Commercial Based Rate and/or one or more applicable LIBOR Based Rates (as elected in the manner specified in this Note), provided that in no event shall the Applicable Rate exceed the Maximum Lawful Rate. The foregoing notwithstanding, if at any time the Applicable Rate exceeds the Maximum Lawful Rate, the rate of interest payable under this Note shall be limited to the Maximum Lawful Rate, but any subsequent reductions in the Commercial Based Rate or the LIBOR Based Rate, as the case may be, shall not reduce the Applicable Rate below the Maximum Lawful Rate until the total amount of interest accrued on this Note equals the total amount of interest which would have accrued at the Applicable Rate if the Applicable Rate had at all times been in effect. Interest prior to maturity on this Note shall be calculated at a daily rate based on a year of 360 days, with the daily rate so determined being applied for the actual number of days elapsed, provided that in no event shall the amount or rate of interest payable hereunder exceed the Maximum Lawful Amount. Interest on the Principal Amount (whether computed at the Commercial Based Rate or at the LIBOR Based Rate) shall be payable monthly on the last day of each month beginning the last day of April, 2005, and the remaining Principal Amount and all accrued and unpaid interest shall be due and payable in full on the Maturity Date. Any Principal Amount owing hereunder may be paid in full or in part prior to maturity without penalty or premium, except as otherwise provided in Section 2.9 as to any Principal Amount bearing interest at the LIBOR Based Rate.

2.2 Borrower shall have the option, subject to the terms and conditions hereinafter set forth, of paying interest on the Principal Amount or portions thereof at the Commercial Based Rate or the LIBOR Based Rate as herein provided. Except as to that portion or portions of the Principal Amount bearing interest at the LIBOR Based Rate, the Principal Amount, from time to time outstanding, shall bear interest at the Commercial Based Rate. If Borrower desires the application of the LIBOR Based Rate, it shall submit a LIBOR Rate Request to Bank. Such LIBOR Rate Request shall be irrevocable, subject to Borrower’s right to convert the rate of interest payable hereunder with respect to any LIBOR Amount from the LIBOR Based Rate to the Commercial Based Rate as hereinafter provided. In the event that Borrower fails to submit a LIBOR Rate Request with respect to an existing LIBOR Amount not later than 12 o’clock Noon (Dallas, Texas time) three (3) LIBOR Business Days prior to the LIBOR Business Day specified in the LIBOR Rate Request for the commencement of the applicable Interest Period, the LIBOR Amount in question shall bear interest, commencing at the end of such Interest Period, at the Commercial Based Rate.

2.3 Bank, at its option, may honor a LIBOR Rate Request which is submitted less than three (3) LIBOR Business Days prior to the LIBOR Business Day specified in the LIBOR Rate Request for the commencement of the applicable Interest Period; provided, however, Bank is not and shall not thereafter be bound to honor such a request.

2.4 Any language to the contrary hereinabove notwithstanding, there may be no more than three (3) LIBOR Based Rate elections made by Borrower outstanding at any one time during the terms of the Loan, whether or not any portion of the Principal Amount is then bearing interest at the Commercial Based Rate.

2.5 Borrower shall pay to Bank, promptly upon demand, such amounts as are necessary to compensate Bank for Additional Costs resulting from any Regulation which (i) subjects Bank to any tax, duty or other charge with respect to the Loan or this Note, or changes the basis of taxation of any amounts payable to Bank under the Loan or this Note (other than taxes imposed on the overall net income of Bank or of its applicable lending office by the jurisdiction in which Bank=s principal office or such applicable lending office is located), (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirements relating to any extensions of credit or other assets, or any deposits with or other liabilities, of Bank, or (iii) imposes on Bank or on the interbank LIBOR market any other condition affecting the Loan or this Note, or any of such extensions of credit or liabilities. Bank will notify Borrower of any event which would entitle Bank to compensation pursuant to this paragraph as promptly as practicable after Bank obtains knowledge thereof and determines to request such compensation. For purposes of this paragraph, the term “Bank” shall mean and include Bank, and at Bank’s option, any present and/or future participants in the Loan.

2.6 Without limiting the effect of the immediately preceding paragraph, in the event that, by reason of any Regulation, (i) Bank incurs Additional Costs based on or measured by the amount of (1) a category of deposits or other liabilities of Bank which includes deposits by reference to which the LIBOR Rate is determined as provided in this Note, and/or (2) a category of extensions of credit or other assets of Bank which includes loans the interest on which is determined on the basis of rates referred to in the definition of “LIBOR Rate” set forth above, (ii) Bank becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, or (iii) if it shall be unlawful or impractical for Bank to make or maintain the Loan (or any portion thereof) at the LIBOR Based Rate, then Bank’s obligation to make or maintain the Loan (or portions thereof) at the LIBOR Based Rate (and Borrower’s right to request the same) shall be suspended and Bank shall give notice thereof to Borrower and, upon the giving of such notice, interest payable hereunder at the LIBOR Based Rate shall be converted to the Commercial Based Rate, unless Bank may lawfully continue to maintain the Loan (or any portion thereof) then bearing interest at the LIBOR Based Rate to the end of the current Interest Period(s), at which time the interest rate shall convert to the Commercial Based Rate. If subsequently Bank determines that such Regulation has ceased to be in effect, Bank will so advise Borrower and Borrower may convert the rate of interest payable hereunder with respect to those portions of the Principal Amount bearing interest at the Commercial Based Rate to the LIBOR Based Rate by submitting a LIBOR Rate Request in respect thereof and otherwise complying with the provisions of this Note with respect thereto. For purposes of this paragraph, the term “Bank” shall mean and include Bank, and at Bank’s option, any present and/or future participants in the Loan.

2.7 Determinations by Bank of the existence or effect of any Regulation on its costs of making or maintaining the Loan, or portions thereof, at the LIBOR Based Rate, or on amounts receivable by it in respect thereof, and of the additional amounts required to compensate Bank in respect of Additional Costs, shall be presumptively correct, provided that such determinations are made on a reasonable basis (absent manifest error). For purposes of this paragraph, the term “Bank” shall mean and include Bank, and at Bank’s option, any present and/or future participants in the Loan.

2.8 Anything herein to the contrary notwithstanding, if, at the time of or prior to the determination of the LIBOR Based Rate in respect of any LIBOR Rate Request Amount as herein provided, Bank determines (which determination shall be presumptively correct [provided that such determination is made on a reasonable basis] absent manifest error) that (i) by reason of circumstances affecting the interbank LIBOR market generally, adequate and fair means do not or will not exist for determining the LIBOR Based Rate applicable to an Interest Period, or (ii) the LIBOR Rate, as determined by Bank, will not accurately reflect the cost to Bank of making or maintaining the Loan (or any portion thereof) at the LIBOR Based Rate, then Bank shall give Borrower prompt notice thereof, and the LIBOR Rate Request Amount in question shall bear interest, or continue to bear interest, as the case may be, at the Commercial Based Rate. If at any time subsequent to the giving of such notice, Bank determines that because of a change in circumstances the LIBOR Based Rate is again available to Borrower hereunder, Bank shall so advise Borrower and Borrower may convert the rate of interest payable hereunder from the Commercial Based Rate to the LIBOR Based Rate by submitting a LIBOR Rate Request to Bank and otherwise complying with the provisions of this Note with respect thereto. For purposes of this paragraph, the term “Bank” shall mean and include Bank, and at Bank’s option, any present and/or future participants in the Loan.

2.9 Borrower shall pay to Bank, immediately upon request and notwithstanding contrary provisions contained in the Loan Documents, such amounts as shall, in the conclusive judgment of Bank reasonably exercised, compensate Bank for any loss, cost or expense incurred by it as a result of (i) any payment or prepayment, under any circumstances whatsoever, of any portion of the Principal Amount bearing interest at the LIBOR Based Rate on a date other than the last day of an applicable Interest Period, (ii) the conversion, for any reason whatsoever, of the rate of interest payable hereunder from the LIBOR Based Rate to the Commercial Based Rate with respect to any portion of the Principal Amount then bearing interest at the LIBOR Based Rate on a date other than the last day of an applicable Interest Period, (iii) the failure of all or a portion of an advance which was to have borne interest at the LIBOR Based Rate pursuant to a LIBOR Rate Request to be made under the Loan Agreement, or (iv) the failure of Borrower to borrow in accordance with a LIBOR Rate Request submitted by it to Bank, which amounts shall include, without limitation, lost profits. For purposes of this paragraph, the term “Bank” shall mean and include Bank, and at Bank’s option, any present and/or future participants in the Loan.

2.10 Borrower shall have the right, from time to time, to convert the rate of interest payable hereunder with respect to any portion of the Principal Amount not then subject to a LIBOR Rate Request, to the Commercial Based Rate, subject to the terms of this Note and provided that, in the case of a conversion from the LIBOR Based Rate to the Commercial Based Rate, the entire amount of the LIBOR Amount in question is the subject of the conversion.

2.11 Any portion of the Principal Amount to which the LIBOR Based Rate is not or cannot, pursuant to the terms hereof, be applicable shall bear interest at the Commercial Based Rate.

2.12 Borrower shall have the right to prepay this Note, in whole or in part, without premium or penalty (subject, however, to the provisions of this Note), and provided that any such prepayment of principal is accompanied by (i) any interest that has accrued thereon (including any interest payments required to be paid at the Default Rate), and (ii) any other sums that may be payable hereunder, and provided further that any such prepayment of any portion of the Note then subject to the LIBOR Based Rate shall be accompanied by an amount equal to any losses, costs or expenses incurred by Bank, as Bank shall determine, in connection with such prepayment.

2.13 All payments of principal shall be credited first against Principal Amounts bearing interest at the Commercial Based Rate and then toward the payment of LIBOR Amounts. Payments of LIBOR amounts shall be applied in such manner as Borrower shall select; provided, however, that Borrower shall select LIBOR Amounts to be repaid in a manner designed to minimize any losses incurred by virtue of such payment. If Borrower shall fail to select the LIBOR Amounts to which such payments are to be applied, or if an event of default has occurred hereunder or in any other document executed in connection herewith and is continuing at the time of payment, then Bank shall be entitled to apply the payment to such LIBOR Amounts in the manner it deems appropriate. Borrower shall compensate Bank for any losses incurred by virtue of any payment of those portions of the Loan accruing interest at the LIBOR Based Rate prior to the last day of the relevant Interest Period, which compensation shall be determined in accordance with the provisions set forth in this Note, and any payment received pursuant to this paragraph shall be applied first to losses incurred by Bank by reason of such payment.

2.14 If an Event of Default shall occur, interest on the Principal Amount shall, at the option of Bank, immediately and without notice to Borrower, be converted to the Commercial Based Rate. The foregoing provision shall not be construed as a waiver by Bank of its right to pursue any other remedies available to it under the Loan Agreement or any of the Collateral Agreements or any other instrument evidencing or securing the Loan, nor shall it be construed to limit in any way the application of the Default Rate.

2.15 Anything to the contrary contained in this Note notwithstanding, at the option of the holder of this Note and upon notice to the undersigned at any time after the occurrence of an Event of Default, from and after such notice and during the continuance of such default, the unpaid principal of this Note from time to time outstanding and all past due installments of interest shall, to the extent permitted by applicable law, bear interest at the Default Rate, provided that in no event shall such interest rate be more than the Maximum Lawful Rate.

2.16 All interest accruing under this Note shall be calculated on the basis of a 360-day year applied to the actual number of days in each month. The undersigned shall make each payment which it owes hereunder not later than twelve o=clock, noon, Dallas, Texas time, on the date such payment becomes due and payable (or the date any voluntary prepayment is made), in immediately available funds. Any payment received by Bank after such time will be deemed to have been made on the next following business day. As used herein, the term “business day” shall mean a day on which commercial banks are open for business with the public in Dallas, Texas.

3. Reborrowing Principal. Borrower may borrow and reborrow funds hereunder from time to time prior to the Maturity Date, provided (i) no Default or Event of Default shall have occurred, and (ii) the principal amount outstanding hereunder shall not exceed the Revolving Credit Limit.

4. Jurisdiction; Venue; Applicable Law. Borrower agrees and consents to the jurisdiction of the District Courts of Dallas County, Texas and of the United States District Court for the Northern District of Texas (Dallas Division) and acknowledge that such courts shall constitute proper and convenient forums for the resolution of any actions between Borrower and Bank with respect to the subject matter hereof and agrees that such courts shall be the sole and exclusive forums for the resolution of any actions between Borrower and Bank with respect to the subject matter hereof, except that any suit to foreclose any lien which secures the payment hereof may be brought by Bank in the county or district where the property subject to such lien is located. This Note shall be governed by and construed in accordance with the applicable laws of the United States of America and the laws of the State of Texas, except that Chapter 346 of the Texas Finance Code shall not apply to this Note.

5. Events of Default. If Event of Default shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law pursuant to or in compliance with any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body, or otherwise) then, and in such event, and at any time thereafter, the holder of this Note may, at its option without demand or notice to Borrower which Borrower expressly waives (except as specifically otherwise provided herein or in any other Loan Document) declare the outstanding principal and accrued interest owing under this Note to be immediately due and payable, whereupon the entire unpaid principal and accrued interest of this Note shall forthwith become and be due and payable. In the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then Borrower agrees and promises to pay reasonable attorney’s fees and costs of collection in addition to the amount of principal and interest owing hereon.

6. General Waivers. Except as otherwise expressly set forth in any other Loan Document, Borrower and all of the Obligated Parties severally waive presentment for payment,

demand, notice of intent to accelerate, notice of acceleration, protest and notice of protest, and of dishonor, diligence in collecting and the bringing of suit against any other party, and agree to all renewals, extensions, partial payments, releases, subordinations and substitutions of security, in whole or in part, with or without notice, before or after maturity. The failure by Bank to exercise any of its rights, remedies, recourses, or powers upon the occurrence of one or more of the Events of Default shall not constitute a waiver of the right to exercise the same or any other right, remedy, recourse, or power at any subsequent time in respect to the same or any other of the Events of Default. The acceptance by Bank of any payment hereunder which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of Bank’s rights, remedies, recourses, or powers at that time, or any subsequent time, or nullify any prior exercise of any such right, remedy, recourse or power without the written consent of Bank, except as and to the extent otherwise required by applicable law.

7. Reduction in Interest. It is the intent of Bank and Borrower in the execution of this Note and all other instruments now or hereafter securing this Note to contract in strict compliance with applicable usury law. In furtherance thereof, Bank and Borrower stipulate and agree that none of the terms and provisions contained in this Note, or in any other instrument executed in connection herewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Lawful Rate; neither Borrower nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment of this Note shall ever be obligated or required to pay interest on this Note at a rate in excess of the Maximum Lawful Rate that may be lawfully charged under applicable law, and the provisions of this paragraph shall control over all other provisions of this Note and any other instruments now or hereafter executed in connection herewith which may be in apparent conflict herewith. Bank, including each holder of this Note, expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of this Note is accelerated. If the maturity of this Note shall be accelerated for any reason or if the principal of this Note is paid prior to the end of the term of this Note, and as a result thereof the interest received for the actual period of existence of the Loan exceeds the amount of interest that would have accrued at the Maximum Lawful Rate, Bank or other holder of this Note shall, at its option, either refund to Borrower the amount of such excess or credit the amount of such excess against the Principal Amount and thereby shall render inapplicable any and all penalties of any kind provided by applicable law as a result of such excess interest. In the event that Bank or any other holder of this Note shall contract for, charge or receive any amounts and/or any other thing of value which are determined to constitute interest which would increase the effective interest rate on this Note to a rate in excess of that permitted to be charged by applicable law, all such sums determined to constitute interest in excess of the amount of interest at the lawful rate shall be, upon such determination, at the option of Bank or other holder of this Note, either immediately returned to Borrower or credited against the Principal Amount, in which event any and all penalties of any kind under applicable law as a result of such excess interest shall be inapplicable. By execution of this Note, Borrower acknowledges that it believes the Loan evidenced by this Note to be non-usurious and agrees that if, at any time, Borrower should have reason to believe that the Loan is in fact usurious, it will give Bank or other holder of this Note notice of such condition and Borrower agrees that Bank or other holder shall have ninety (90) days in which to make appropriate refund or other adjustment in order to correct such condition if in fact such exists. The term “applicable law” as used in this Note shall mean the laws of the State of Texas or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

8. Set Off. If the unpaid principal amount of this Note, interest accrued hereon or any other amount owing by Borrower hereunder or under any of the other Loan Documents shall have become due and payable (by acceleration or otherwise), Bank shall have the right, in addition to all other rights and remedies available to it, without notice to Borrower, to set off against and to appropriate and apply to such due and payable amounts any debt owing to any one or more of Borrower, and any other funds held by Bank in any manner for the account of any one or more of Borrower. Such right shall exist whether or not Bank shall have given notice or made any demand hereunder, whether or not such debt owing to or funds held for the account of any one or more of Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to Bank. Borrower hereby consent to and confirm the foregoing arrangements and confirm Bank’s rights of set off. Nothing in this Note or in any of the other Loan Documents shall be deemed a waiver or prohibition of or restriction on Bank’s rights of set off.

9. Financial Accommodation Under Bankruptcy Code. Bank’s obligation to make any loan or advance hereunder shall be deemed to be pursuant to a contract to make a loan or extend debt financing or financial accommodations to Borrower within the meaning of Subsections 365(c)(2) and 365(e)(2)(B) of the Bankruptcy Code of the United States of America.

THIS NOTE AND THE OTHER LOAN DOCUMENTS EXECUTED ON OR PRIOR TO THE DATE HEREOF REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

STAKTEK HOLDINGS, INC.,
a Delaware corporation

By:
W. Kirk Patterson,
Vice President and
Chief Financial Officer